Exhibit 99.1

127 Industry Boulevard • N. Huntingdon, PA 15642 • (724) 863.9663

FOR IMMEDIATE RELEASE

ExOne Announces Acquisitions

•	Acquired MWT to integrate industrial grade microwave process with 3D sand casting capability

•	Acquired assets of Machin-A-Mation, a specialty precision machining operation

NORTH HUNTINGDON, PA, March 6, 2014 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced that it has acquired two operations in support of its strategy to broaden its post-print processing capabilities.

David Burns, President and Chief Operating Officer of ExOne commented, “We believe that vertically integrating the processes surrounding additive manufacturing will help to accelerate the adoption cycle for 3D printing in the industrial market place. These acquisitions represent critical post-print processes that are components of the 3D printing value chain.”

ExOne has developed unique materials and processes for its customers to target improvements in the Company’s sand core production systems. With the acquisition of MWT - Gesellschaft für Industrielle Mikrowellentechnik mbH (“MWT”), a pioneer in industrial grade microwaves with leading design and manufacturing experience, ExOne has enhanced its position as the market leader of 3D sand production systems for industry.

Industrial grade microwaves are used for thermally processing certain sand molds or cores that are 3D printed using binders, such as the more environmentally-benign phenolic binder that requires a drying process. Importantly, microwave technology improves casting quality and reduces production costs for customers in specific industries, such as magnesium parts for aviation and steel alloy parts for hydraulic components.

ExOne acquired MWT for approximately $4.8 million in cash as part of the Company’s vertical integration strategy. Based in Elz, Germany, MWT designs and manufactures equipment that is currently employed in ExOne’s production service center (“PSC”) operations. ExOne also plans to offer this technology to customers in future system sales. MWT’s microwave operation will be operationally integrated with the Company’s Augsburg, Germany manufacturing operations.

The Company also acquired the assets of Machin-A-Mation, a specialty machine shop located in Chesterfield, Michigan, for approximately $5.0 million. Machin-A-Mation’s capabilities fit well within ExOne’s ExCast strategy, which is focused on each element of the additive manufacturing process from design to finish of complex parts for industrial customers. The Machin-A-Mation business will remain in its current Michigan location, complementing the Company’s nearby PSC in Troy, Michigan. This PSC focuses on advanced 3D printed cores and molds for the aerospace and shipbuilding industries. In addition, ExOne expects to continue to serve and expand the existing Machin-A-Mation industrial customer base.

Mr. Burns continued, “In the manufacture of precision parts, there are several steps to completion. Machin-A-Mation’s specialty precision machining expertise helps us address the

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ExOne Announces Acquisitions

March 6, 2014

finishing requirements for complex parts which are cast from our 3D printed sand molds. The addition of the capabilities of both MWT and Machin-A-Mation enable us to better satisfy the needs of our growing industrial customer base in a more comprehensive manner.”

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its seven PSCs, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith	Deborah K. Pawlowski/Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 /(716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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